Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is entered into by and between Azmi Nabulsi, M.D., M.P.H. (“Executive”) and Phathom Pharmaceuticals, Inc. (the “Company”), effective as of the Effective Date (as defined below).

Recitals

WHEREAS, Executive is a party to that certain offer letter, dated September 23, 2019, with the Company (the “Offer Letter”);

WHEREAS, Executive ceased serving as the Company’s Chief Operating Officer effective as of April 30, 2025 and Executive’s employment with the Company terminated on May 16, 2025 (the “Termination Date”); and

WHEREAS, Executive acknowledges that, unless he executes and does not revoke this Agreement as required under this Agreement, he will not be eligible for the Termination Benefits (as defined below).

NOW THEREFORE, in consideration of, and subject to, the Termination Benefits payable to Executive described in Section 3 below, the adequacy of which is hereby acknowledged by Executive, and which Termination Benefits Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

Agreement

1.
Effective Date. This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Executive on or after the Termination Date but prior to the last day of the Review Period (as defined below), and (b) expiration of the revocation period applicable under Section 4(c) below without Executive having given notice of revocation. The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.” Unless Executive executes this Agreement on or prior to the last day of the Review Period, and thereafter allows this Agreement to become effective in accordance with Section 4(c) below, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the Review Period.
2.
Termination of Employment.
(a)
The Termination Date was the termination date of Executive’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as provided in this Agreement. Executive hereby confirms that he ceased serving as the Company’s Chief Operating Officer on April 30, 2025, and further confirms that, effective as of the Termination Date, he ceased to serve in any and all positions he held with the Company and any of its affiliates. For the avoidance of doubt, Executive hereby confirms his resignation from all other offices and any directorships held with the Company and any of its affiliates effective as of the Termination Date, except as specifically provided in the Consulting Agreement (as defined below). In accordance with applicable law, on or following the Termination Date, the Company will issue to Executive his final paycheck, reflecting his earned but unpaid base salary through the Termination Date.
(b)
The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date in accordance with the Company’s policies, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) calendar days after the Termination Date.
(c)
Subject to Section 3(d) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the month in which the Termination Date occurred (the “Benefits Termination Date”), except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Termination Date.
(d)
Executive acknowledges that, other than the compensation set forth in this Section 2 to be paid to him as provided herein and the Termination Benefits set forth in Section 3 below, he has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due him as a result of his employment or service with and termination from the Company.
(e)
As a further condition to the Company’s agreement to provide the Termination Benefits, Executive agrees to execute and comply with that certain Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), which Consulting Agreement must be executed by Executive no later than the last day of the Review Period. In addition, in the event Executive does not execute this Agreement on or prior to the last day of the Review Period, or if he revokes this Agreement after executing it as specified in Section 4(c) below, the Consulting Agreement shall be null and void and Executive shall not be eligible for any of the compensation or benefits thereunder (the “Consulting Agreement Benefits”).
3.
Termination Benefits. In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s continued compliance with this Agreement, including Section 5, the Company agrees to provide Executive with the Consulting Agreement Benefits and the following termination benefits (the “Termination Benefits”):
(a)
Executive shall be entitled to continued payment of Executive’s base salary at the rate in effect on the Termination Date ($586,000 per year) through the nine (9)-month anniversary of the Termination Date, in accordance with the Company’s then-current payroll policies and practices. The payments under this Section 3(a) shall commence with the first payroll period following the Effective Date (the “Payment Date”), and the first payment shall include all accrued amounts from the Termination Date;

(b)
Executive shall be entitled to a payment equal to $114,989, representing Executive’s target bonus for 2025, pro-rated based on the number of days employed during 2025, payable in a lump sum on the Payment Date;
(c)
(i) Executive holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain stock option agreements (the “Stock Option Agreements”). Executive’s outstanding Stock Options shall be eligible to continue to vest and remain exercisable as provided in the Consulting Agreement. Executive acknowledges that his Stock Options that were previously incentive stock options may be reclassified as non-qualified stock options for tax purposes as a result of any extension of the post-termination exercise period of his

Stock Options pursuant to the Consulting Agreement. If Executive does not execute this Agreement and the Consulting Agreement on or prior to the last day of the Review Period, or if he revokes this Agreement after executing it as specified in Section 4(c) below, all of Executive’s outstanding unvested Stock Options as of the Termination Date shall be cancelled and forfeited with retroactive effect as of the Termination Date (provided, that, Executive’s vested Stock Options shall be governed by the terms of the applicable Stock Option Agreements).

(ii)
Executive holds restricted stock units (the “RSUs” and together with the Stock Options, the “Equity Awards”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain RSU agreements (the “RSU Agreements” and together with the Stock Option Agreements, the “Equity Award Agreements”). Executive’s RSUs shall continue to vest during the term of the Consulting Agreement as provided therein in accordance with the vesting schedules set forth in the RSU Agreements. If Executive does not execute this Agreement and the Consulting Agreement on or prior to the last day of the Review Period, or if he revokes this Agreement after executing it as specified in Section 4(c) below, all of Executive’s outstanding RSUs as of the Termination Date shall be cancelled and forfeited with retroactive effect as of the Termination Date.

(iii)
Executive holds performance stock units granted on February 27, 2025 (the “PSUs”). Effective as of the Termination Date, such PSUs shall be forfeited in accordance with the terms of the applicable PSU award agreement.

Subject to any additional equity acceleration pursuant to Section 3(e) below in the event a “Change in Control” (as defined in the Offer Letter) occurs on or prior to August 16, 2025, Executive hereby agrees and acknowledges that, notwithstanding any provisions in any other agreement between Executive and the Company to the contrary, including the Equity Award Agreements and the equity plans pursuant to which they were granted, on the Termination Date, any portion of the Equity Awards not eligible to vest pursuant to Section 3(e) of the Consulting Agreement held by Executive and outstanding as of the Termination Date were cancelled, surrendered and forfeited by Executive for no consideration immediately upon the Termination Date;

(d)
For the period beginning on the Benefits Termination Date and ending on the nine (9)-month anniversary of the Termination Date (or, if earlier, (i) the date on which the applicable continuation period under COBRA expires, or (ii) the date on which Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to the monthly premium Executive and/or Executive’s covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or Executive’s eligible dependents, as applicable, who were covered under the Company’s health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date). If the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if he becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment;
(e)
In the event a “Change in Control” (as defined in the Offer Letter) occurs on or prior to August 16, 2025, Executive shall be eligible to receive the “CIC Severance Benefits” (as defined in the Offer Letter) in accordance with the terms of the Offer Letter to the extent such CIC Severance Benefits exceed the Termination Benefits provided or to be provided pursuant to this Agreement (and subject to reduction for any Termination Benefits previously provided or to be provided pursuant to this Agreement); and

(f)
The Company shall provide Executive with outplacement services for a period of up to one year following the Termination Date through a third party provider mutually agreed upon by Executive and the Company (and the Company’s consent shall not be unreasonably withheld) valued at up to $30,000.

The Termination Benefits and the Consulting Agreement Benefits shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case Section 5(e) shall apply. Executive understands that Executive will not be entitled to the Termination Benefits under this Agreement or the Consulting Agreement Benefits under the Consulting Agreement if he does not execute this Agreement and the Consulting Agreement on or prior to the last day of the Review Period, if he revokes this Agreement after executing it as specified in Section 4(c) below, or in the event Executive breaches the terms of this Agreement or the Consulting Agreement.

4.
Release.
(a)
Executive agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Agreement as follows:
(i)
On behalf of Executive and his executors, administrators, heirs and assigns, Executive hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Agreement, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, any Illinois state or local laws, administrative rules or regulations respecting employment, including but not limited to the Illinois Human Rights Act; the Illinois Right to Privacy in the Workplace Act; the Illinois Occupational Safety and Health Act; the Illinois Worker Adjustment and Retraining Notification Act; the Illinois One Day Rest in Seven Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Illinois Victims' Economic Security and Safety Act; the Illinois Whistleblower Act; and the Illinois Equal Pay Act; or any similar state law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(ii)
Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (A) Executive’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (B) Executive’s right to file Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (C) Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Executive hereby releases Executive’s right to receive damages in any such proceeding brought by Executive or on Executive’s behalf; or (D) Executive’s rights under Section 5(f) below. Furthermore, Executive does not release hereby any rights that Executive may have relating to (x) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee of the Company; (y) Executive’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (z) any Claims for breach of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(b)
Executive acknowledges that he was presented with this Agreement on April 30, 2025. Executive agrees that he will have a period of forty-five (45) calendar days from the date the Company delivered to Executive a copy of this Agreement in which to consider whether to execute the Agreement (the “Review Period”). Executive further acknowledges that the Company has advised Executive that he is waiving his rights under the ADEA, and that Executive has the right to and should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement. Executive represents and acknowledges that if Executive executes this Agreement prior to the expiration of the Review Period, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)
Executive understands that the Company’s obligations under the Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs the Agreement provided that Executive has timely delivered it to the Company, and that in the seven (7) day period following the date Executive delivers a signed copy of the Agreement to the Company, Executive understands that Executive may revoke his acceptance of the Agreement by delivering written notice of revocation to William Aprea, Senior VP, Legal of the Company, within such seven (7) day period.
(d)
Executive further understands that the offer of the Termination Benefits and this Agreement will expire in the event Executive does not execute this Agreement on or prior to the last day of the Review Period, or if he revokes this Agreement after executing it as specified in Section 4(c) above.
(e)
Executive represents and warrants that he is the sole owner of all Claims relating to his employment or service with the Company and/or with any predecessor of the Company and that he has not assigned or transferred any Claims relating to his employment or service to any other person or entity. Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.

(f)
Executive understands that Exhibit B to this Agreement is a list of the job titles and ages for all individuals in Executive’s decisional unit who have been selected for the Severance Program (as defined in Exhibit B), as well as the job titles and ages of all individuals in Executive’s decisional unit who have not been selected for the Severance Program, as of the date the Company provided this Agreement to Executive.
5.
Restrictive Covenants.

(a)
Executive hereby expressly reaffirms his obligations under the Company’s Proprietary Information and Inventions Assignment Agreement between Executive and the Company, which is attached hereto as Exhibit C and incorporated herein by reference (“PIIA”), and agrees that such obligations shall survive the Termination Date.

(b)
Executive agrees that for one (1) year immediately following the Termination Date (or, if later, one (1) year following the expiration of the term of the Consulting Agreement), Executive shall not interfere with the business of the Company by (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (ii) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(c)
Executive agrees that Executive will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall instruct its current directors and executive officers not to, make any negative or disparaging statements or comments about Executive. Nothing in this Section 5(c) shall interfere with any protected right by Executive under applicable law to communicate directly with, cooperate with, or provide information to, any federal, state or local government agency. Nothing in this Section 5(c) will prohibit any person from providing truthful information in response to a subpoena or other legal process.

(d)
By signing below, Executive represents and warrants that he has returned to the Company all Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof), unless otherwise agreed by the Chief Executive Officer of the Company with respect to property necessary to be retained by Executive in connection with his services under the Consulting Agreement. Executive understands that, even if Executive does not sign this Agreement, he is still bound by any and all confidential/proprietary/trade secret information, non- disclosure and inventions assignment agreement(s) signed by Executive in connection with his employment with Company, including the PIIA, pursuant to the terms of such agreement(s). Executive's compliance with this Section 5(d) shall be a condition to his receipt of the Termination Benefits.
(e)
In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Termination Benefits and Consulting Agreement Benefits from Executive in the event of his breach of this Agreement, including this Section 5.
(f)
Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement or the PIIA shall prohibit Executive from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self- regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to his attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Executive from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

(g)
For purposes of this Section 5, the term “Company” means not only the Company, but also as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with such entities.

6.
Cooperation. As a condition of his receipt of the Termination Benefits, Executive agrees that, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, he will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during his employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Termination Date or during the term of the Consulting Agreement. Such cooperation may include, but will not be limited to, providing background information within Executive’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of the Company, Executive agrees to cooperate with the transition of his job responsibilities following the Termination Date (including during and following the term of the Consulting Agreement) and cooperate in providing information on matters on which he was involved while an employee or consultant.
7.
Section 409A.

(a)
To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b)
The parties acknowledge that the Termination Date will constitute the date of Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”).

(c)
If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the Termination Date, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 7(c) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6) months and one day following Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(d)
Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
8.
Intentionally Omitted.

9.
Arbitration and Venue. Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, in any way arising out of or relating to the terms of this Agreement, Executive’s employment relationship with the Company, or the termination of Executive’s employment with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the State of Illinois, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS Rules may be found on the JAMS website at www.jamsadr.com and will be provided to Executive by the Company upon request. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing in this Section 9 is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Illinois or (ii) any of the courts of the State of Illinois. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such courts’ jurisdiction and any defense of inconvenient forum with respect to such courts. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Section 9 shall not apply to any claims of violation of any federal or state employment discrimination laws. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION.
10.
Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to his most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to William Aprea, Senior VP, Legal of the Company, at the email address provided by the Company for such person.

11.
Entire Agreement. This Agreement, the PIIA, the Consulting Agreement and the Equity Award Agreements (to the extent governing Executive’s vested Equity Awards) constitute the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter (except as expressly provided in Section 3(e) above). The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Agreement may only be modified in writing and signed by Executive and an authorized officer of the Company. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between Executive and the Company, the terms of this Agreement will control.

12.
Severability. Should any provision of the Agreement be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. Executive acknowledges that he has obtained sufficient information to intelligently exercise his own judgment regarding the terms of the Agreement before executing the Agreement.

13.
Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of Illinois applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Subject to Section 9, any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in Cook County, Illinois. The parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
14.
Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

15.
Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

16.
Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
17.
Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Executive further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

18.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature page follows]

EXECUTIVE’S ACCEPTANCE OF AGREEMENT

BEFORE SIGNING HIS NAME TO THIS AGREEMENT, EXECUTIVE STATES THE FOLLOWING: EXECUTIVE HAS READ THE AGREEMENT, HE UNDERSTANDS IT AND HE KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS. HE HAS OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE HIS OWN JUDGMENT. HE HAS BEEN ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND HE HAS SIGNED THE AGREEMENT KNOWINGLY AND VOLUNTARILY.

Executed on 18-May-2025

/s/Azmi Nabulsi

Azmi Nabulsi, M.D., M.P.H.

Agreed and Accepted:

PHATHOM PHARMACEUTICALS, INC.

/s/Steven Basta

By: Steven Basta

Title: Chief Executive Officer

Date: 18-May-2025

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of May 17, 2025, between Phathom Pharmaceuticals, Inc. (the “Company”), and Azmi Nabulsi, M.D., M.P.H. (“Consultant”).

Recitals

WHEREAS, Consultant’s employment with the Company terminated effective May 16, 2025, (the “Termination Date”);

WHEREAS, in connection with Consultant’s separation, Consultant and the Company entered into a Separation Agreement and Release of Claims (the “Release Agreement”); and

WHEREAS, the Company wishes to enter into a Consulting Agreement with Consultant in order to effectuate a smooth transition at the Company following Consultant’s Termination Date and to provide for Consultant’s continued services to the Company.

NOW, THEREFORE, Company and Consultant hereby agree as follows:

Agreement

1.
Services. Consultant will provide consulting services (“Services”) detailed on Exhibit A to the Company for the term of the Agreement. Consultant will not delegate his responsibilities under this Agreement to any third parties. When performing Services involving interactions with an external audience, Consultant will comply with Company’s directions regarding such interactions. Consultant is an independent contractor and is not authorized to make any representation, warranty, contract, or commitment on behalf of Company unless directed to by the Company.
2.
Compliance with Applicable Law. Consultant will comply with all applicable laws, including any applicable disclosure requirements relating to Consultant’s relationship with the Company or the nature of the Services.
3.
Term and Termination. The term of this Agreement (the “Term”) will commence on the day immediately following the Termination Date and will expire on May 16, 2026 (the “Initial Expiration Date,” and such initial one-year period, the “Initial Term”); provided that Consultant may elect to extend the Term for an additional one-year period (such additional one-year period, the “Extended Term”) by providing the Company with prior written notice no later than April 16, 2026 of such extension, in which case the “Term” shall be automatically extended until May 16, 2027 (the “Extended Expiration Date,” and each of the Initial Expiration Date and the Extended Expiration Date, an “Expiration Date”). The Term may be terminated prior to the applicable Expiration Date (i) immediately by the Company by written notice to Consultant for Cause (as defined below), (ii) by the Company upon thirty (30) days’ written notice to Consultant for any reason other than for Cause, (iii) by Consultant upon sixty (60) days’ written notice to the Company for any reason, (iv) by Consultant as a result of the Company’s material breach of any material provision of this Agreement, which breach remains uncured for a period of thirty (30) days after Consultant has provided written notice of such material breach to the Company, or (v) automatically upon the death or Disability (as defined in the Company’s 2019 Incentive Award Plan (the “Plan”)) of Consultant; provided, however, that this Agreement shall terminate immediately, and the Company shall have no obligations to provide any of the compensation or benefits described herein for any portion of the Term, in the event that the Effective Date (as defined in the Release Agreement) does not occur within the required timeframe as set forth in the Release Agreement and Consultant shall forfeit any compensation or benefits received hereunder prior to such date (including any continued vesting of any Stock Options or RSUs (each as defined in Exhibit A) after the Termination Date) and all of Consultant’s unvested Stock Options or RSUs as of the Termination Date will be automatically forfeited with retroactive effect to the Termination Date.

For purposes of this Agreement, “Cause” means any of the following: (a) Consultant’s commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by Consultant, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) Consultant’s conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by Consultant of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) Consultant’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on Consultant’s part; or (e) Consultant’s material breach of any material Company policy or any material provision of this Agreement, the Release Agreement or the PIIA (as defined below). Prior to the determination that “Cause” under clauses (d) or (e) has occurred, the Company shall (i) provide to Consultant in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) afford Consultant a reasonable opportunity to remedy any such breach, (iii) provide Consultant an opportunity to be heard prior to the final decision to terminate Consultant’s employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith.

4.
Compensation. As compensation for the Services, the Company will compensate Consultant as provided on Exhibit A. The Company will pay undisputed invoices within thirty (30) days of the Company’s receipt of such invoices. Company will reimburse Consultant for reasonable, actual expenses incurred that have been expressly approved in advance by the Company, after submission of detailed invoices or receipts documenting such expenses. If Consultant uses, recommends or comments upon any Company product in connection with the treatment of a patient, a scientific or educational presentation or publication, a media interview, development of a formulary or clinical protocols, or any other third-party communication or interaction, Consultant will disclose that Consultant is or has been a paid consultant of the Company and any other financial relationships with the Company.
5.
Representations and Warranties. Consultant represents and warrants that (i) the Agreement does not conflict with or violate any obligation of Consultant or right of any third party, and Consultant will not accept work, enter into a contract, or accept an obligation from any third party that is inconsistent with Consultant’s obligations under this Agreement; and (ii) neither Consultant nor any designee providing Services hereunder have ever been, nor currently are, nor are the subject of, a proceeding that could lead to Consultant or designee becoming: (A) debarred by the FDA pursuant to 21 U.S.C. § 335a(a)-(b) from providing services in any capacity to a person that has an approved or pending drug product application; (B) excluded, debarred, suspended or otherwise ineligible to participate in (I) Federal health care programs, as defined under 42 U.S. Code § 1320a-7b(f), such as Medicare or Medicaid, by the Office of the Inspector General of the U.S. Department of Health and Human Services, or (II) federal procurement and non- procurement programs, including those produced by the U.S. General Services Administration; (C) convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been debarred or excluded as described in this Section 5; or (D) debarred or disqualified by any foreign equivalent of the authorities and programs referenced above. If, during the Term of this Agreement, Consultant or any designee is debarred, excluded or convicted, or is the subject of a proceeding that could lead to Consultant or any designee becoming debarred, excluded or convicted as described herein, Consultant shall immediately notify the Company.
6.
Confidential Information. Consultant acknowledges that all non-public and/or proprietary information Consultant receives, acquires, or develops in performance of the Services (“Confidential Information”) is confidential and is the exclusive property of the Company. Consultant must use a reasonable degree of care to protect and prevent any unauthorized use or disclosure of Confidential Information. Consultant will not, without the written consent of the Company, (a) disclose, divulge, or publish any Confidential Information to any third party or (b) use any Confidential Information except as necessary to perform the Services. Confidential Information does not include information that Consultant can establish: (a) was known to Consultant without restriction before receipt from the Company; (b) is publicly available through no fault of Consultant; or (c) is rightfully received by Consultant from a third party without a duty of confidentiality. Consultant hereby assigns to the Company, and will procure the assignment to the Company of, all Confidential Information and all such reproductions, notes, other materials, and improvements. Except as expressly provided herein, nothing in this Agreement shall grant Consultant any intellectual property rights or licenses, express or implied, in or to any portion of any Confidential Information. Upon expiration or termination of the Agreement, or upon the request of the Company, Consultant will return or destroy all Confidential Information in Consultant’s possession. Consultant’s obligations under this Section 6 will survive termination or expiration of this Agreement.
7.
U.S. Securities Laws. Each party acknowledges that it is aware that U.S. securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company under obligations of non-disclosure and non-use from purchasing or selling securities of such company, or from communicating such information to any other person. Each party hereby agrees and undertakes to comply with any such provisions.
8.
Personal Data. All personal data will be handled in accordance with applicable privacy laws and regulations. To the extent the Services include Consultant’s processing of personal data or Consultant’s disclosure of personal data, including protected health information, to the Company, the parties will enter into a data processing agreement prior to the commencement of such processing and/or disclosure.
9.
Intellectual Property. All inventions, discoveries, improvements, ideas, proposals, concepts, designs, processes, formulations, trade secrets, know-how, materials, documentation, reports, research, creations and products developed or prepared by Consultant solely in relation to the Services are the intellectual property of the Company (“Inventions”). To the extent any Invention qualifies as a work made for hire under applicable law, it is hereby deemed to be such. Consultant hereby assigns to the Company all right, title, and interest in and to the Inventions, which are the sole and exclusive property of the Company, and will be promptly disclosed by Consultant to the Company. Consultant will not use any intellectual property or technology of a third party in performance of the Services that will result in violation of any intellectual property rights of any third party. Consultant warrants that Consultant has and will have the right to transfer and assign to Company ownership of all Inventions. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm the Company’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints the Company as Consultant’s attorney-in-fact to execute and deliver any such documents on Consultant’s behalf.
10.
Indemnification. The Company agrees to release, defend, indemnify and hold Consultant harmless from any and all potential liabilities, losses or damages (including penalties, costs, attorney fees and liability to third parties) resulting from, related to or arising out of any claim, action, suit or proceeding against Consultant arising out of (a) the negligence or willful misconduct of the Company in its execution and performance under this Agreement, or the Company’s material breach of this Agreement, and/or (b) allegations that the Company’s performance under this agreement infringes, misappropriates, or otherwise violates any intellectual right of a third party.
11.
Confirmation of Continuing Obligations.
a.
Proprietary Information and Inventions. Consultant hereby expressly reaffirms his obligations, to the extent any such obligations survive termination, under the Proprietary Information and Inventions Agreement between Consultant and the Company (the “PIIA”), a copy of which is attached to the Release Agreement as Exhibit B and incorporated herein by reference, and Section 5 of the Release Agreement and agrees that such obligations shall survive the Termination Date and his termination of Services under this Agreement.
b.
Competitive Activities. During the Term of this Agreement, without the written approval of the Chief Executive Officer of the Company, Consultant shall not, either as an employee, employer,

consultant, agent, principal, partner, or officer, engage or participate in any employment, business or activity that is directly competitive with the business or proposed business of the Company (as of the date of this Agreement) and will not assist any other person or organization in directly competing (defined below) with the Company, or in preparing to engage in direct competition (defined below) with the business or proposed business of the Company (as of the date of this Agreement).

d Non-Solicitation. Consultant agrees that for one (1) year immediately following the expiration of the Term, Consultant shall not interfere with the business of the Company by (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (ii) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

e.
Nondisparagement. Consultant agrees that Consultant will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall instruct its current directors and executive officers not to, make any negative or disparaging statements or comments about Consultant. Nothing in this Section 11(e) shall interfere with any protected right by Consultant under applicable law to communicate directly with, cooperate with, or provide information to, any federal, state or local government agency. Nothing in this Section 11(e) will prohibit any person from providing truthful information in response to a subpoena or other legal process.
f.
Confidential Terms. Subject to Section 11(i) below, Consultant agrees that Consultant shall not disclose the terms of this Agreement other than: (i) to Consultant’s counsel, accountants, tax advisors, family members or other representatives; (ii) to governmental agencies, including, but not limited to the Internal Revenue Service and similar state agencies; (iii) pursuant to legal process, subpoena, court order, or court rules; (iv) as otherwise required by applicable law; or (v) as necessary to enforce this agreement through arbitration.
g.
Return of Property. Upon the termination of this Agreement, Consultant represents and warrants that Consultant will return to the Company all Company documents (and all copies thereof) and other Company property that Consultant had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).
h.
Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, in the event of Consultant’s material breach of this Agreement or the

Release Agreement, the Company shall be entitled to terminate this Agreement immediately and no additional payments shall be payable to Consultant hereunder, all of Consultant’s unvested Stock Options and unvested RSUs (each as defined in Exhibit A) shall immediately terminate and the post-termination exercise period of Consultant’s Stock Options shall immediately terminate.

i.
Protected Activities. Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement or the PIIA shall prohibit Consultant from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-

regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to his attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Consultant from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. For the avoidance of doubt, Consultant does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Consultant shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.
12.
Limitation on Liability. NEITHER COMPANY NOR CONSULTANT SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
13.
Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Consultant shall be sent to his most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to William Aprea, Senior VP, Legal of the Company, at the email address provided by the Company for such person.
14.
Governing Law; Venue; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of Illinois applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Subject to Section 9 of the Release Agreement, any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in Cook County, Illinois. The parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Any disputes under this Agreement shall be resolved in accordance with Section 9 of the Release Agreement.
15.
Entire Agreement. This Agreement, the PIIA and the Release Agreement constitute the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Agreement may only be modified in writing and signed by Consultant and an authorized officer of the Company. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between Consultant and the Company, the terms of this Agreement will control.
16.
Severability. Should any provision of the Agreement be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. Consultant acknowledges that he has obtained sufficient information to intelligently exercise his own judgment regarding the terms of the Agreement before executing the Agreement.
17.
Non-transferability of Interest. None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Consultant. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Consultant to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
18.
Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
19.
Withholding and Other Deductions. All compensation payable to Consultant hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
20.
Knowing and Voluntary. Consultant represents and agrees that, prior to signing this Agreement, Consultant has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Consultant further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Consultant affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Consultant further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement. Consultant acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Consultant and that Consultant is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

21.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

(Signature Page Follows)

Having understood and agreed to the foregoing, the Company and Consultant have signed this Agreement, effective as of the date written above.

Phathom Pharmaceuticals, Inc.

By: /s/Steven Basta

Name: Steven Basta

Title: Chief Executive Officer

Consultant

/s/Azmi Nabulsi

Azmi Nabulsi, M.D., M.P.H.

Signature Page to Consulting Agreement

EXHIBIT A

Consultant Services & Compensation

Services

During the Term, Consultant will provide transitional services as reasonably requested by Chief Executive Officer of the Company, provided that in no event will Consultant be expected to provide the Services for more than twenty (20) hours per month during the Term. The Consultant will be expected to provide the Services for a period of ten (10) hours per month, and for a minimum of one hundred twenty (120) hours of Services during each of the Initial Term and the Extended Term (if applicable), unless otherwise determined by the Chief Executive Officer of the Company. The Chief Executive Officer of the Company must approve Consultant’s Services in excess of one hundred twenty (120) hours during each of the Initial Term and the Extended Term (if applicable) in advance.

Compensation

•
For any hours worked in excess of one hundred twenty (120) hours during each of the Initial Term and the Extended Term (if applicable), the Company shall pay Consultant $400 per hour for such Services performed hereunder, which amount shall be payable in accordance with Section 4 following Consultant’s submission of a written invoice detailing the hours worked to the Company.
•
In addition, subject to the occurrence of the Effective Date within the required timeframe as set forth in the Release Agreement, in consideration of Consultant’s minimum Services requirement set forth above and his continued compliance with this Agreement and the Release Agreement, the outstanding Company equity awards held by Consultant as of the Termination Date will be treated as follows:
o
Options. As of the Termination Date, Consultant holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Consultant by the Company pursuant to certain stock option agreements (the “Stock Option Agreements”). During the Term, Consultant’s Stock Options will continue to vest in accordance with the existing vesting schedules set forth in the applicable Stock Option Agreements pursuant to which such Stock Options were granted.

Notwithstanding the foregoing:

•
If (a) the Company terminates this Agreement prior to the then-applicable Expiration Date other than for Cause, (b) Consultant terminates this Agreement prior to the then-applicable Expiration Date as a result of the Company’s material breach of any material provision of this Agreement, which breach remains uncured for a period of thirty (30) days after Consultant has provided written notice of such material breach to the Company, or (c) the then-current Term terminates as a result of Consultant’s death or Disability, then (i) the vesting of such number of Stock Options as would have vested on or prior to the Extended Expiration Date in accordance with the vesting schedules set forth in the Stock Option Agreements shall vest on an accelerated basis (the “Qualifying Termination Accelerated Options”), and (ii) all of Consultant’s vested Stock Options as of termination of the Services under this Agreement (after giving effect to any Qualifying Termination Accelerated Options vesting set forth in this paragraph) may be exercised by Consultant until the date that is three (3) months following the Extended Expiration Date;

•
If Consultant terminates this Agreement prior to February 16, 2026 and such termination is not as a result of the Company’s material breach of this Agreement (as set forth in clause (b) of the preceding paragraph), then (a) the vesting of such number of Stock Options as would have vested on or prior to February 16, 2026 in accordance with the vesting schedules set forth in the Stock Option Agreements shall vest on an accelerated basis (the “Non-Qualifying Termination Accelerated Options”), and (ii) all of Consultant’s vested Stock Options as of the termination of Services under this Agreement (after giving effect to any Non-Qualifying Termination Accelerated Options vesting set forth in this paragraph) may be exercised by Consultant until May 16, 2026; and
•
If a Change in Control (as defined in the Plan) occurs prior to the then-applicable Expiration Date, then the vesting of such number of Stock Options as would have vested on or prior to the Extended Expiration Date in accordance with the vesting schedules set forth in the Stock Option Agreements shall vest on an accelerated basis on the date of such Change in Control.

For example, if the Company terminates this Agreement on September 30, 2025 other than for Cause, Consultant will vest in the Stock Options that would have vested on or prior to May 16, 2027 (the Extended Expiration Date) in accordance with the vesting schedules set forth in the Stock Option Agreements and all of Consultant’s vested Stock Options will remain exercisable through August 16, 2027 (the date that is three (3) months following the Extended Expiration Date).

For a further example, if the Agreement expires on May 16, 2026 without further extension by Consultant, no additional Stock Options will vest and Consultant’s vested Stock Options will remain exercisable through August 16, 2026. Any unvested Stock Options then held by Consultant that would have vested during the Extended Term will be cancelled and forfeited as of the termination date.

Except as specifically provided above, Consultant’s Stock Options shall remain subject to the terms of the Plan and the Stock Option Agreements pursuant to which such Stock Options were granted.

o
RSUs. As of the Termination Date, Consultant holds restricted stock units (the “RSUs”) with respect to shares of the Company’s common stock issued to Consultant by the Company pursuant to certain RSU agreements (the “RSU Agreements”). During the Term, the RSUs will continue to vest in accordance with the existing vesting schedules set forth in the applicable RSU Agreements pursuant to which such RSUs were granted.

Notwithstanding the foregoing:

•
If (a) the Company terminates this Agreement prior to the then-applicable Expiration Date other than for Cause, (b) Consultant terminates this Agreement prior to the then-applicable Expiration Date as a result of the Company’s material breach of any material provision of this Agreement, which breach remains uncured for a period of thirty (30) days after Consultant has provided written notice of such material breach to the Company, or (c) the then-current Term terminates as a result of Consultant’s death or Disability, then the vesting of such number of RSUs as would have vested on or prior to the Extended Expiration Date in accordance with the vesting schedules set forth in the RSU Agreements shall vest on an accelerated basis;

•
If Consultant terminates this Agreement prior to February 28, 2026 for any reason other than the Company’s material breach of this Agreement (as set forth in clause

(b) of the preceding paragraph), then the vesting of such number of RSUs as would have vested on or prior to February 28, 2026 in accordance with the vesting schedules set forth in the RSU Agreements shall vest on an accelerated basis; and

•
If a Change in Control occurs prior to the then-applicable Expiration Date, then the vesting of such number of RSUs as would have vested on or prior to the Extended Expiration Date in accordance with the vesting schedules set forth in the RSU Agreements shall vest on an accelerated basis on the date of such Change in Control.

For example, if the Company terminates this Agreement on September 30, 2025 other than for Cause, Consultant will vest in the RSUs that would have vested on or prior to May 16, 2027 (the Extended Expiration Date) in accordance with the vesting schedules set forth in the RSU Agreements.

For a further example, if the Agreement expires on May 16, 2026 without further extension by Consultant, no additional RSUs will vest. Any unvested RSUs then held by Consultant that would have vested during the Extended Term will be cancelled and forfeited as of the termination date.

Except as specifically provided above, Consultant’s RSUs shall remain subject to the terms of the Plan and the RSU agreements pursuant to which such RSUs were granted.

o
Upon termination of this Agreement, any unvested Stock Options and RSUs then held by Consultant that do not accelerate as provided above shall be cancelled and forfeited on the date of termination.

Exhibit B

Older Worker Benefit Protection Act Disclosure

For your information, and to assist you in deciding whether to sign the Separation Agreement and General Release of All Claims (the “Agreement”), we are providing you with the following information regarding the employment termination program (the “Severance Program”). This disclosure is being provided to you pursuant to the requirements of the Older Workers Benefit Protection Act of 1990.

Decisional Unit: The group of individuals identified in this disclosure, referred to by federal law as the “Decisional Unit,” consists of all individuals employed by Phathom Pharmaceuticals, Inc. (the “Company”) in non-field based roles, as of April 30, 2025.

Eligibility Factors: All employees in the Decisional Unit were eligible for selection for employment termination as part of a reduction in force (the “RIF”). Selection of employees in the Decisional Unit for termination of employment in conjunction with the RIF was based on job criticality. All employees in the Decisional Unit not terminated in conjunction with this RIF, specifically including any employee who obtained another job with the Company, voluntarily quit, resigned, or are involuntarily terminated for any reason other than the RIF, are not eligible to participate in the Severance Program.

Information Current as of April 30, 2025: The information in this Exhibit A is current as of the date this Exhibit A was prepared, but may change between the date of preparation and the final RIF date.

Return of Executed Severance Agreement, Waiver and Release: Below is a listing by position and age of all employees in the Decisional Unit, with an indication as to whether they were selected or were not selected for employment termination in conjunction with the RIF. All employees who are forty or older at the time of the RIF and who are being offered severance benefits under the Severance Program must sign and return the Agreement within forty-five (45) days after receiving the Agreement to William Aprea, Senior VP, Legal and Compliance of the Company. Once the Agreement is executed, each of these individuals will have seven (7) days to revoke his/her agreement.

Job Title	Age	Selected for Termination and Eligible for Severance Program	Not Selected for Termination
Accounting Manager	44		X
Administrative Assistant	60	X
Assoc Dir, Clinical Operations	53	X
Assoc Dir, Consumer & Patient Marketing	46	X
Assoc Dir, Corporate Communications	29		X
Assoc Dir, HCP Marketing	37	X
Assoc Dir, HCP Marketing	44	X

Assoc Dir, Marketing Operations	48		X
Assoc Dir, Quality & Compliance	60		X
Assoc Dir, Quality & Compliance	44		X
Assoc Dir, Safety Scientist	60		X
Compliance Manager	28		X
Dir, Advanced Analytics & Forecasting	40		X
Dir, Business Development and Investor Relations	30		X
Dir, Consumer Patient Marketing	57	X
Dir, Financial Planning & Analysis	46	X
Dir, Financial Reporting & Technical Acctg	51		X
Dir, Head of Total Rewards	44		X
Dir, HEOR	48	X
Dir, HRBP	46		X
Dir, Library & Information Services	58	X
Dir, Marketing	45		X
Dir, Medical Information & Promotional Review	47		X
Dir, Product & Corporate Counsel	47	X
Dir, Sales Operations	56		X
Dir, Scientific Communications	60	X
Exec Admin/Office Supv	73		X
Executive Assistant to the CEO and Office Manager	56		X
HR Specialist	65		X
Investor Relations and BD Manager	32	X
Market Access Operations Manager	26		X
Payroll Accountant	40		X
Principal Statistician	32	X
Sales Analytics Manager	28		X
Sales Coordinator	51		X
Sales Operations Manager	45		X
Senior Training Manager	53	X
Specialist GxP Systems	63		X
Sr Administrative Assistant	60		X
Sr Contracts Manager	48		X
Sr Dir, Clinical Operations	54		X
Sr Dir, CMC	56		X

Sr Dir, Commercial & Corporate Training	51	X

Sr Dir, Commercial Analytics	55		X
Sr Dir, Customer Insights	57	X
Sr Dir, GI National Accounts	53		X
Sr Dir, GxP Systems & Compliance	67		X
Sr Dir, Legal & Compliance	48		X
Sr Dir, Market Access Strategy & Operations	44		X
Sr Dir, Project Management	64		X
Sr Dir, Quality & Compliance	55		X
Sr Dir, Regulatory Advertising & Promotion	65		X
Sr Dir, Regulatory Affairs	41	X
Sr Dir, Supply Chain	45		X
Sr Dir, Talent Acquisition	46		X
Sr Manager, Accounting	33		X
Sr Manager, Clinical QA Quality & Compliance	54		X
Sr Manager, Commercial Analytics	49		X
Sr Manager, GxP Systems & Compliance	37	X
Sr Manager, HRBP	34		X
Sr Manager, IT	38		X
Sr Manager, Marketing	32		X
Sr Print Production Manager	49		X
Staff Accountant	26		X
SVP, Development Operations	57	X
SVP, Legal & Interim Chief Compliance Officer	53		X
SVP, Manufacturing & Supply Chain	56		X
SVP, Market Access	60		X
SVP, Marketing	51		X
Systems Analyst	34		X
VP, Accounting & External Reporting	33		X
VP, Biostats & Programming	58		X
VP, Clinical & Patient Safety	81	X
VP, CMC & Clinical Supplies	59		X
VP, Comm Insights & Analytics	57		X
VP, Communications	32		X
VP, Consumer Marketing	49		X
VP, Financial Planning & Analysis	47		X
VP, Head of Medical Affairs	54	X

VP, Head of Pharmacovigilance Services and Medical Informatics	67	X
VP, Human Resources	58	X
VP, Information Technology	60		X

VP, Quality, Compliance, & GxP Systems	53		X
VP, R&D Operations & Outsourcing	57	X
VP, Regulatory Affairs and Medical Writing	52		X

Exhibit C

PHATHOM PHARMACEUTICALS, INC.

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment or engagement or continued employment or engagement by Phathom Pharmaceuticals, Inc., a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment or engagement, including the stock award provided to me by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), I, the undersigned, agree as follows:

1.
Proprietary Information. During the term of my employment or engagement, I may have or may in the future receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iii) information concerning or resulting from any research and development or other project, including without limitation, experimental work, product development plans, regulatory compliance information, and research, development and regulatory strategies, and (iv) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to you by the Company or such third party at the Company’s direction.
2.
Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee or consultant of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment or engagement, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment or engagement, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of

(a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Proprietary Information and Inventions Assignment Agreement (this “Agreement”). I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.
Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4.
Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall have or shall come into my possession in the course of my employment or engagement with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may have obtained or may in the future obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment or engagement with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
5.
Inventions.
5.1
Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me at any time during the course of my employment or engagement by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment or engagement with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.
5.2
Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment or engagement with the Company; (b) whether or not the Invention was made at the suggestion of the Company;

(c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement such as this Agreement to assign certain classes of inventions made by an employee or consultant, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3
Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.
5.4
Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section

5.4 shall continue beyond the termination of my employment or engagement with the Company, but if I am requested by the Company to render such assistance after the termination of such employment or engagement, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5
Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment or engagement by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee or consultant of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I have not and will not, in connection with my employment or engagement by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or engagement or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.
5.6
Works Made for Hire. I acknowledge that all original works of authorship which were or are made by me (solely or jointly with others) within the scope of my employment or engagement with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
6.
Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.
6.1
Non-Competition. During the term of my employment or engagement with the Company, and, to the extent I am not a resident of the State of California, for a period of one year immediately following the termination of such employment or engagement, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services I performed for the Company at any time during the last two years of my employment or engagement with the Company or (y) in which I could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or

(iii) in the Restricted Territory.
6.2
Non-Solicitation of Company Personnel. During the term of my employment or engagement with the Company, and for a period of one year immediately following the termination of such employment or engagement for any reason, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 6.2(b).
6.3
Non-Solicitation of Company Customers. During the term of my employment or engagement with the Company, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.
6.4
Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
6.5
Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.
6.6
Definitions. As used in the Restrictive Covenants:
(a)
The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment or engagement with the Company.

(b)
The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to my employment or engagement with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact or about whom I obtained Proprietary Information at any time during my employment or engagement with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to my termination of employment or engagement with the Company.
(c)
The term “Company Personnel” means any individual or entity who is or was at any time during the six months period prior to my solicitation or other activity prohibited by Section 6.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.
(d)
The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment or engagement with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment or engagement with the Company.
7.
Notification to Other Parties. In the event of termination of my employment or engagement with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.
8.
Employment at Will. I understand and agree that my employment or engagement with the Company is at will. Accordingly, my employment or engagement can be terminated at any time, without cause or notice, at my option or the Company’s option. The at-will nature of my employment or engagement also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment or engagement can be reduced, at any time with or without cause. I acknowledge that such changes shall not affect the enforceability of the Restrictive Covenants or other terms of this Agreement. This at-will status of my employment relationship or engagement with the Company shall remain in full force and effect throughout my employment or engagement with the Company, and the Restrictive Covenants shall remain in full force and effect pursuant to their terms. The at-will status of my employment or engagement can be modified only in a written agreement that expressly alters such status and which is signed by both an authorized officer of the Company and me.
9.
Miscellaneous.
9.1
The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re- organization or any substantially similar process) of the Company.
9.2
This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter. Notwithstanding the foregoing, this Agreement shall not supersede, limit or replace any restrictions or obligations contained in any prior proprietary information and inventions agreement by and between me and the Company or any of its affiliates to the extent such prior restrictions are more favorable to the Company than those set forth in this Agreement, and the Company shall be entitled to the full benefits of this Agreement and any such other restrictions and obligations.
9.3
Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
9.4
If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
9.5
I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.
9.6
The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the state in which I reside as of the date of this Agreement exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Lake County, Illinois, and I hereby agree to consent to the personal jurisdiction of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
9.7
Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.
9.8
Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment or engagement with the Company for any reason.
9.9
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this document as of May 26, 2020:

/s/Azmi Nabulsi

Name: Azmi Nabulsi

AGREED AND ACKNOWLEDGED:

PHATHOM PHARMACEUTICALS, INC.

By: /s/Moon Hui Kim

Name: Moon Hui Kim Title:VP, Human Resources

Address: 2150 E Lake Cook Road, Suite 800 Buffalo Grove, IL 60089

EXHIBIT A

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)
Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)
Result from any work performed by the employee for the employer.
(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

☐ Check here if NONE

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

☐ Check here if NONE